CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Fidelity Massachusetts Municipal Trust: Fidelity Massachusetts Municipal Money Market Fund, Spartan Massachusetts Municipal Money Market Fund, and Spartan Massachusetts Municipal Income Fund of our report dated March 9, 1999 on the financial statements and financial highlights included in the January 31, 1999 Annual Report to Shareholders of Fidelity Massachusetts Municipal Money Market Fund, Spartan Massachusetts Municipal Money Market Fund, and Spartan Massachusetts Municipal Income Fund.

We further consent to the reference to our Firm under the heading
"Financial Highlights" in the Prospectus.

       /s/ PricewaterhouseCoopers LLP
           PricewaterhouseCoopers LLP
           Boston, Massachusetts
           March 21, 2000